Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings


Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock High Yield Portfolio of BlackRock Series Fund, Inc   (BVA-HI)
BlackRock Credit Allocation Income Trust I, Inc.   (PSW)
BlackRock High Yield V.I. Fund   (BVA-HY)
BlackRock Credit Allocation Income Trust III   (BPP)
BlackRock Multi-Asset Income - High Yield Portfolio   (BR-INC-HY)
AST BlackRock Global Strategies Portfolio - US High Yield   (PRU-AA-HY)
BlackRock Credit Allocation Income Trust II, Inc.   (PSY)
BlackRock Credit Allocation Income Trust IV (Preferred Sleeve)   (BTZ-PREF)
BlackRock High Yield Portfolio   (MIST-HY)
BlackRock Funds II, High Yield Bond Portfolio   (BR-HIYLD)

The Offering
Key Characteristics (Complete ALL Fields)
Date of
Offering Commencement:
09-21-2012
Security Type:
BND/CORP

Issuer
P.H. Glatfelter Company   (2020)
Selling Underwriter
J.P. Morgan Securities LLC
Affiliated
Underwriter(s)
[x] PNC
[ ] Other:
List of Underwriter(s)
J.P. Morgan Securities LLC, HSBC Securities (USA) Inc.,
PNC Capital Markets LLC, RBS Securities Inc



Transaction Details
Date of Purchase
09-21-2012

Purchase Price/Share
(per share / % of par)
$100.00
Total
Commission,
Spread or Profit
1.42

1.	Aggregate Principal Amount Purchased (a+b)
$15,000,000
a. US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$6,030,000
b. Other BlackRock Clients
$8,970,000
2.	Aggregate Principal Amount of Offering
$250,000,000
Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.06

Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering
Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.
Firm Commitment Offering (check ONE)
[x] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.
No Benefit to Affiliated Underwriter (check ONE)
[x] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date
:
09-25-2012

Global Syndicate Team Member




Approved by:
Odette Rajwan
Date
:
09-28-2012

Senior Global Syndicate Team
Member





Rule 10f-3 Report - Definitions








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